Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, January 18, 2018

COMMERCE BANCSHARES, INC. REPORTS RECORD
FOURTH QUARTER EARNINGS OF $94 MILLION

Commerce Bancshares, Inc. announced record earnings of $.86 per common share for the three months ended December 31, 2017 compared to $.65 per share in the same quarter last year and $.67 per share in the prior quarter. Net income attributable to Commerce Bancshares, Inc. for the fourth quarter amounted to $94.4 million, compared to $71.6 million in the fourth quarter of 2016 and $74.6 million in the prior quarter. There were several extraordinary items which occurred in the 4th quarter, including a previously announced $25 million contribution of appreciated stock to the Commerce Bancshares Foundation and a one-time bonus to certain employees of approximately $3.3 million. These two items combined with adjustments for the new corporate tax legislation added $.12 per share for this period. For the quarter, the return on average assets was 1.50%, the return on average common equity was 14.2%, and the efficiency ratio was 67.9%.

For the year ended December 31, 2017, earnings per common share totaled $2.89 compared to $2.49 in 2016, or an increase of 16.1%. Net income attributable to Commerce Bancshares, Inc. for the year ended December 31, 2017 increased 16.0% to $319.4 million compared to $275.4 million last year. For the current year, the return on average assets was 1.28%, and the return on average common equity was 12.5%.

In announcing these results, David W. Kemper, Chairman and CEO, said, “Core earnings were strong this quarter driven by growth in net interest income, higher fee income, solid expense control and continued low credit losses. Our net interest margin continued to expand, driven by increased rates on both our loan and investment portfolios, while deposit costs remained stable. We saw strong growth from both our trust and commercial card businesses, which increased 12.9% and 14.3%, respectively, over the same quarter in the prior year. Non-interest expense increased just 2.3% over the same quarter last year when adjusted for the one-time bonus and foundation contribution, as we continue to focus on expenses. This quarter total average loans increased $183.0 million, or 5.3% annualized over the prior quarter, driven by growth in construction, business, business real estate, consumer and consumer credit card lending activities.”

(more)

Mr. Kemper added, “Credit quality remains strong, and capital and liquidity levels continue to be among the best in the banking industry. For the current quarter, net loan charge-offs totaled $11.0 million, up slightly over the prior quarter. This small increase was due mainly to growth in net loan charge-offs in business loans, offset by lower automobile loan net charge-offs. The ratio of annualized net loan charge-offs to average loans was .32% this quarter compared to .31% last quarter. Non-performing assets decreased this quarter to $12.7 million, or a decline of $2.0 million from the prior quarter. During the current quarter, the provision for loan losses exceeded net loan charge-offs by $1.7 million, and the allowance for loan losses amounted to $159.5 million, or 1.14% of period end loans.”

     Total assets at December 31, 2017 were $24.8 billion, total loans were $14.0 billion, and total deposits were $20.4 billion. During the fourth quarter of 2017, the Company distributed a 5% stock dividend on its common stock. This quarter the Company also paid an annualized 6% cash dividend on its preferred stock and a cash dividend of $.214 per common share, as restated for the 5% stock dividend.

Commerce Bancshares, Inc. is a regional bank holding company offering a full range of financial products to consumers and commercial customers including personal banking, lending, mortgage banking, wealth management, brokerage and capital markets services. The Company currently operates in approximately 330 locations in the central United States and has a nationwide presence in the commercial payments industry.

This financial news release, including management's discussion of fourth quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
(Unaudited) (Dollars in thousands, except per share data)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
FINANCIAL SUMMARY
Net interest income	$190,008	$182,591	$173,202	$733,679	$680,049
Non-interest income	124,212	122,242	119,479	486,604	474,392
Total revenue	314,220	304,833	292,681	1,220,283	1,154,441
Investment securities gains (losses), net	27,209	(3,037)	3,651	25,051	(53)
Provision for loan losses	12,654	10,704	10,400	45,244	36,318
Non-interest expense	213,688	184,572	181,261	769,684	717,065
Income before taxes	115,087	106,520	104,671	430,406	401,005
Income taxes	20,104	32,294	32,297	110,506	124,151
Non-controlling interest expense (income)	628	(338)	795	517	1,463
Net income attributable to Commerce Bancshares, Inc.	94,355	74,564	71,579	319,383	275,391
Preferred stock dividends	2,250	2,250	2,250	9,000	9,000
Net income available to common shareholders	$92,105	$72,314	$69,329	$310,383	$266,391
Earnings per common share:
Net income — basic	$.86	$.68	$.65	$2.90	$2.50
Net income — diluted	$.86	$.67	$.65	$2.89	$2.49
Effective tax rate	17.56%	30.22%	31.09%	25.71%	31.07%
Tax equivalent net interest income	$197,917	$190,497	$181,301	$766,601	$711,433
Average total interest earning assets (1)	$23,851,260	$23,790,684	$23,775,165	$23,957,929	$23,378,121
Diluted wtd. average shares outstanding	105,976,402	105,981,083	105,586,262	105,927,203	105,523,631

RATIOS
Average loans to deposits (2)	68.15%	66.96%	64.24%	66.18%	63.71%
Return on total average assets	1.50	1.19	1.14	1.28	1.12
Return on average common equity (3)	14.17	11.35	11.48	12.46	11.33
Non-interest income to total revenue	39.53	40.10	40.82	39.88	41.09
Efficiency ratio (4)	67.91	60.44	61.82	62.97	61.98
Net yield on interest earning assets	3.29	3.18	3.03	3.20	3.04

EQUITY SUMMARY
Cash dividends per common share	$.214	$.214	$.204	$.857	$.816
Cash dividends on common stock	$22,897	$22,906	$21,776	$91,619	$87,070
Cash dividends on preferred stock	$2,250	$2,250	$2,250	$9,000	$9,000
Book value per common share (5)	$24.14	$23.99	$22.12
Market value per common share (5)	$55.84	$55.02	$55.06
High market value per common share	$57.91	$56.42	$56.40
Low market value per common share	$52.07	$49.43	$43.21
Common shares outstanding (5)	106,615,043	106,706,732	106,534,010
Tangible common equity to tangible assets (6)	9.84%	9.72%	8.66%
Tier I leverage ratio	10.39%	10.16%	9.55%

OTHER QTD INFORMATION
Number of bank/ATM locations	327	334	336
Full-time equivalent employees	4,800	4,811	4,784

(1)	Excludes allowance for loan losses and unrealized gains/(losses) on available for sale securities.

(2)	Includes loans held for sale.

(3)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	As of period end.

(6)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended					For the Year Ended
(Unaudited) (In thousands, except per share data)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Interest income	$201,572	$194,244	$193,594	$187,997	$181,498	$777,407	$713,052
Interest expense	11,564	11,653	10,787	9,724	8,296	43,728	33,003
Net interest income	190,008	182,591	182,807	178,273	173,202	733,679	680,049
Provision for loan losses	12,654	10,704	10,758	11,128	10,400	45,244	36,318
Net interest income after provision for loan losses	177,354	171,887	172,049	167,145	162,802	688,435	643,731
NON-INTEREST INCOME
Bank card transaction fees	47,717	44,521	44,999	43,204	45,338	180,441	181,879
Trust fees	35,405	34,620	33,120	32,014	31,360	135,159	121,795
Deposit account charges and other fees	22,598	22,659	22,861	21,942	22,134	90,060	86,394
Capital market fees	1,743	1,755	2,156	2,342	2,679	7,996	10,655
Consumer brokerage services	3,576	3,679	3,726	3,649	3,409	14,630	13,784
Loan fees and sales	3,099	3,590	4,091	3,168	2,583	13,948	11,412
Other	10,074	11,418	12,131	10,747	11,976	44,370	48,473
Total non-interest income	124,212	122,242	123,084	117,066	119,479	486,604	474,392
INVESTMENT SECURITIES GAINS (LOSSES), NET	27,209	(3,037)	1,651	(772)	3,651	25,051	(53)
NON-INTEREST EXPENSE
Salaries and employee benefits	115,741	111,382	108,829	112,369	108,639	448,321	427,310
Net occupancy	11,280	11,459	11,430	11,443	11,529	45,612	46,290
Equipment	4,692	4,491	4,776	4,609	4,884	18,568	19,141
Supplies and communication	6,118	5,517	5,446	5,709	5,645	22,790	24,135
Data processing and software	23,093	22,700	23,356	23,097	23,390	92,246	92,722
Marketing	3,937	4,676	4,488	3,224	3,431	16,325	16,032
Deposit insurance	3,444	3,479	3,592	3,471	3,443	13,986	13,327
Community service	25,511	3,006	2,916	2,944	822	34,377	3,906
Other	19,872	17,862	19,761	19,964	19,478	77,459	74,202
Total non-interest expense	213,688	184,572	184,594	186,830	181,261	769,684	717,065
Income before income taxes	115,087	106,520	112,190	96,609	104,671	430,406	401,005
Less income taxes	20,104	32,294	33,201	24,907	32,297	110,506	124,151
Net income	94,983	74,226	78,989	71,702	72,374	319,900	276,854
Less non-controlling interest expense (income)	628	(338)	29	198	795	517	1,463
Net income attributable to Commerce Bancshares, Inc.	94,355	74,564	78,960	71,504	71,579	319,383	275,391
Less preferred stock dividends	2,250	2,250	2,250	2,250	2,250	9,000	9,000
Net income available to common shareholders	$92,105	$72,314	$76,710	$69,254	$69,329	$310,383	$266,391
Net income per common share — basic	$.86	$.68	$.71	$.65	$.65	$2.90	$2.50
Net income per common share — diluted	$.86	$.67	$.71	$.65	$.65	$2.89	$2.49

OTHER INFORMATION
Return on total average assets	1.50%	1.19%	1.26%	1.15%	1.14%	1.28%	1.12%
Return on average common equity (1)	14.17	11.35	12.48	11.74	11.48	12.46	11.33
Efficiency ratio (2)	67.91	60.44	60.24	63.14	61.82	62.97	61.98
Effective tax rate	17.56	30.22	29.60	25.83	31.09	25.71	31.07
Net yield on interest earning assets	3.29	3.18	3.19	3.14	3.03	3.20	3.04
Tax equivalent net interest income	$197,917	$190,497	$190,865	$187,322	$181,301	$766,601	$711,433

(1)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(2)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	December 31, 2017	September 30, 2017	December 31, 2016
ASSETS
Loans
Business	$4,958,554	$4,834,037	$4,776,365
Real estate — construction and land	968,820	921,609	791,236
Real estate — business	2,697,452	2,700,174	2,643,374
Real estate — personal	2,062,787	2,029,302	2,010,397
Consumer	2,104,487	2,113,438	1,990,801
Revolving home equity	400,587	391,308	413,634
Consumer credit card	783,864	752,379	776,465
Overdrafts	7,123	3,245	10,464
Total loans	13,983,674	13,745,492	13,412,736
Allowance for loan losses	(159,532)	(157,832)	(155,932)
Net loans	13,824,142	13,587,660	13,256,804
Loans held for sale	21,398	17,337	14,456
Investment securities:
Available for sale	8,774,280	9,109,287	9,649,203
Trading	18,269	24,605	22,225
Non-marketable	100,758	99,268	99,558
Total investment securities	8,893,307	9,233,160	9,770,986
Federal funds sold and short-term securities purchased under agreements to resell	42,775	32,630	15,470
Long-term securities purchased under agreements to resell	700,000	700,000	725,000
Interest earning deposits with banks	30,631	105,422	272,275
Cash and due from banks	438,439	461,724	494,690
Land, buildings and equipment — net	335,110	335,348	337,705
Goodwill	138,921	138,921	138,921
Other intangible assets — net	7,618	7,388	6,709
Other assets	401,074	359,551	608,408
Total assets	$24,833,415	$24,979,141	$25,641,424
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$7,158,962	$7,536,127	$7,429,398
Savings, interest checking and money market	11,499,620	11,091,200	11,430,789
Time open and C.D.’s of less than $100,000	634,646	657,891	713,075
Time open and C.D.’s of $100,000 and over	1,132,218	1,158,555	1,527,833
Total deposits	20,425,446	20,443,773	21,101,095
Federal funds purchased and securities sold under agreements to repurchase	1,507,138	1,408,984	1,723,905
Other borrowings	1,758	102,553	102,049
Other liabilities	180,889	319,354	213,243
Total liabilities	22,115,231	22,274,664	23,140,292
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	535,407	510,015	510,015
Capital surplus	1,815,360	1,548,318	1,552,454
Retained earnings	221,374	440,261	292,849
Treasury stock	(14,473)	(9,895)	(15,294)
Accumulated other comprehensive income	14,108	67,061	10,975
Total stockholders’ equity	2,716,560	2,700,544	2,495,783
Non-controlling interest	1,624	3,933	5,349
Total equity	2,718,184	2,704,477	2,501,132
Total liabilities and equity	$24,833,415	$24,979,141	$25,641,424

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
ASSETS:
Loans:
Business	$4,818,419	$4,777,222	$4,827,439	$4,906,672	$4,731,405
Real estate — construction and land	948,043	887,596	862,479	828,017	821,048
Real estate — business	2,720,356	2,710,453	2,701,144	2,645,531	2,559,028
Real estate — personal	2,044,651	2,017,264	2,003,997	2,012,456	1,985,606
Consumer	2,100,762	2,070,398	1,997,761	1,974,894	1,978,154
Revolving home equity	394,231	395,212	399,730	405,432	415,429
Consumer credit card	756,544	739,692	731,471	747,783	757,618
Overdrafts	5,295	4,373	4,505	4,185	5,501
Total loans	13,788,301	13,602,210	13,528,526	13,524,970	13,253,789
Allowance for loan losses	(157,026)	(156,909)	(157,003)	(155,328)	(154,040)
Net loans	13,631,275	13,445,301	13,371,523	13,369,642	13,099,749
Loans held for sale	18,158	21,227	18,341	11,972	10,765
Investment securities:
U.S. government and federal agency obligations	917,664	917,808	910,821	913,474	811,524
Government-sponsored enterprise obligations	452,104	456,668	450,362	450,489	445,544
State and municipal obligations	1,630,660	1,699,365	1,771,674	1,783,103	1,784,407
Mortgage-backed securities	3,949,933	3,718,697	3,708,124	3,760,294	3,656,695
Asset-backed securities	1,622,778	2,025,415	2,335,344	2,359,644	2,417,367
Other marketable securities	356,319	327,634	326,398	332,643	333,236
Unrealized gain on investment securities	111,930	116,873	102,935	62,986	155,818
Total available for sale securities	9,041,388	9,262,460	9,605,658	9,662,633	9,604,591
Trading securities	20,401	21,149	21,062	25,165	21,717
Non-marketable securities	97,704	102,995	101,790	100,740	105,420
Total investment securities	9,159,493	9,386,604	9,728,510	9,788,538	9,731,728
Federal funds sold and short-term securities purchased under agreements to resell	27,017	23,807	13,115	9,887	8,336
Long-term securities purchased under agreements to resell	699,999	662,490	665,655	725,001	724,998
Interest earning deposits with banks	270,222	211,219	139,061	207,845	201,367
Other assets	1,157,289	1,122,230	1,106,528	1,139,402	1,153,982
Total assets	$24,963,453	$24,872,878	$25,042,733	$25,252,287	$24,930,925

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$7,257,102	$7,135,703	$7,065,849	$7,246,698	$7,307,407
Savings	821,908	829,197	831,038	795,695	773,304
Interest checking and money market	10,416,221	10,387,212	10,667,042	10,603,988	10,512,268
Time open & C.D.’s of less than $100,000	644,951	667,710	688,047	705,135	722,775
Time open & C.D.’s of $100,000 and over	1,119,352	1,326,290	1,510,001	1,671,125	1,333,764
Total deposits	20,259,534	20,346,112	20,761,977	21,022,641	20,649,518
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,625,828	1,500,987	1,363,031	1,356,316	1,284,916
Other borrowings	42,060	101,904	105,311	102,011	101,412
Total borrowings	1,667,888	1,602,891	1,468,342	1,458,327	1,386,328
Other liabilities	312,172	251,714	203,139	234,144	346,900
Total liabilities	22,239,594	22,200,717	22,433,458	22,715,112	22,382,746
Equity	2,723,859	2,672,161	2,609,275	2,537,175	2,548,179
Total liabilities and equity	$24,963,453	$24,872,878	$25,042,733	$25,252,287	$24,930,925

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
ASSETS:
Loans:
Business (1)	3.32%	3.25%	3.21%	3.02%	2.91%
Real estate — construction and land	4.41	4.31	4.30	3.85	3.64
Real estate — business	3.90	3.85	3.74	3.63	3.61
Real estate — personal	3.72	3.72	3.72	3.74	3.69
Consumer	4.07	4.02	3.94	3.89	3.85
Revolving home equity	4.06	4.03	3.84	3.64	3.50
Consumer credit card	11.90	12.03	11.90	11.66	11.38
Overdrafts	—	—	—	—	—
Total loans	4.18	4.13	4.06	3.92	3.85
Loans held for sale	5.55	5.36	5.75	6.64	5.77
Investment securities:
U.S. government and federal agency obligations	2.60	1.40	2.52	2.09	2.18
Government-sponsored enterprise obligations	1.69	1.61	1.59	1.58	1.54
State and municipal obligations (1)	3.60	3.57	3.61	3.65	3.57
Mortgage-backed securities	2.38	2.36	2.35	2.38	2.40
Asset-backed securities	1.94	1.82	1.72	1.63	1.52
Other marketable securities (1)	2.86	2.73	2.76	2.82	2.95
Total available for sale securities	2.53	2.35	2.42	2.38	2.36
Trading securities (1)	2.63	2.51	2.70	2.77	2.40
Non-marketable securities (1)	8.08	6.46	11.49	21.08	5.42
Total investment securities	2.59	2.39	2.52	2.58	2.39
Federal funds sold and short-term securities purchased under agreements to resell	1.35	1.30	1.13	.94	.72
Long-term securities purchased under agreements to resell	2.36	2.28	2.22	2.12	1.86
Interest earning deposits with banks	1.18	1.24	1.04	.77	.56
Total interest earning assets	3.48	3.37	3.37	3.30	3.17

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.12	.12	.12	.13	.12
Interest checking and money market	.17	.16	.15	.14	.13
Time open & C.D.’s of less than $100,000.40		.40	.39	.37	.37
Time open & C.D.’s of $100,000 and over	.88	.83	.75	.67	.60
Total interest bearing deposits	.24	.24	.23	.21	.19
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	.83	.75	.60	.46	.30
Other borrowings	3.59	3.53	3.47	3.53	3.54
Total borrowings	.90	.93	.81	.67	.54
Total interest bearing liabilities	.31%	.31%	.29%	.26%	.22%

Net yield on interest earning assets	3.29%	3.18%	3.19%	3.14%	3.03%
(1) Stated on a tax equivalent basis using a federal income tax rate of 35%.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Year Ended
(Unaudited) (In thousands, except per share data)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$157,832	$157,832	$157,832	$155,932	$154,532	$155,932	$151,532
Provision for losses	12,654	10,704	10,758	11,128	10,400	45,244	36,318
Net charge-offs (recoveries):
Commercial portfolio:
Business	768	195	318	97	268	1,378	616
Real estate — construction and land	(87)	(362)	(207)	(535)	(882)	(1,191)	(3,712)
Real estate — business	(48)	(106)	(10)	(39)	97	(203)	(1,281)
	633	(273)	101	(477)	(517)	(16)	(4,377)
Personal banking portfolio:
Consumer credit card	7,724	7,631	7,750	7,148	6,506	30,253	25,430
Consumer	2,184	3,057	2,642	2,096	2,427	9,979	9,047
Overdraft	376	445	292	435	379	1,548	1,339
Real estate — personal	(56)	(137)	(131)	19	(38)	(305)	(6)
Revolving home equity	93	(19)	104	7	243	185	485
	10,321	10,977	10,657	9,705	9,517	41,660	36,295
Total net loan charge-offs	10,954	10,704	10,758	9,228	9,000	41,644	31,918
Balance at end of period	$159,532	$157,832	$157,832	$157,832	$155,932	$159,532	$155,932

NET CHARGE-OFF RATIOS*
Commercial portfolio:
Business	.06%	.02%	.03%	.01%	.02%	.03%	.01%
Real estate — construction and land	(.04)	(.16)	(.10)	(.26)	(.43)	(.14)	(.48)
Real estate — business	(.01)	(.02)	—	(.01)	.02	(.01)	(.05)
	.03	(.01)	—	(.02)	(.03)	—	(.06)
Personal banking portfolio:
Consumer credit card	4.05	4.09	4.25	3.88	3.42	4.07	3.39
Consumer	.41	.59	.53	.43	.49	.49	.46
Overdraft	28.17	40.37	26.00	42.15	27.41	33.71	28.42
Real estate — personal	(.01)	(.03)	(.03)	—	(.01)	(.02)	—
Revolving home equity	.09	(.02)	.10	.01	.23	.05	.12
	.77	.83	.83	.77	.74	.80	.72
Total	.32%	.31%	.32%	.28%	.27%	.31%	.25%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.09%	.11%	.10%	.11%	.11%
Non-performing assets to total assets	.05	.06	.06	.06	.06
Allowance for loan losses to total loans	1.14	1.15	1.16	1.16	1.16

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$5,947	$6,821	$6,330	$7,935	$8,682
Real estate — construction and land	5	533	544	585	564
Real estate — business	2,736	2,346	1,833	1,764	1,634
Real estate — personal	2,461	2,863	3,504	3,368	3,403
Consumer	834	1,077	1,151	1,151	—
Total	11,983	13,640	13,362	14,803	14,283
Foreclosed real estate	681	1,063	515	387	366
Total non-performing assets	$12,664	$14,703	$13,877	$15,190	$14,649
Loans past due 90 days and still accruing interest	$18,127	$16,464	$14,630	$14,908	$16,396
*as a percentage of average loans (excluding loans held for sale)

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2017

For the quarter ended December 31, 2017, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $94.4 million, compared to $74.6 million in the previous quarter and $71.6 million in the same quarter last year. In the current quarter, the Company recorded contribution expense of $25.0 million for the donation of appreciated securities to a related foundation. This donation was offset by a $24.4 million gain recorded on the donated securities and the recognition of $9.3 million in tax benefits on this transaction. This contribution represents a continuation of a strategy employed in previous quarters this year. The Company also announced that as of December 31, 2017, one-time discretionary bonuses totaling $3.3 million would be paid to approximately 75% of all employees. Also, as part of the enactment of the new tax legislation, tax benefits of $6.8 million were recorded, mostly as a result of revaluing deferred tax assets and liabilities to the new lower tax rates.

Quarterly average loans increased $183.0 million over the previous quarter, while average deposits decreased $86.6 million. Compared to the previous quarter, net interest income increased $7.4 million, while non-interest income grew $2.0 million. Non-interest expense, exclusive of the foundation contribution and one-time bonuses, increased 1.8% over the prior quarter. The provision for loan losses totaled $12.7 million, up $2.0 million over the previous quarter. For the current quarter, the return on total average assets was 1.50%, the return on average common equity was 14.2%, and the efficiency ratio was 67.9%.

Balance Sheet Review
During the 4th quarter of 2017, average loans totaled $13.8 billion, up 5.3% (annualized) over the prior quarter, and grew $541.9 million, or 4.1%, over the same period last year. Compared to the previous quarter, average construction and business loans grew $60.4 million and $41.2 million, respectively. Together, business real estate and personal real estate loans increased a combined $37.3 million, while consumer loans increased $30.4 million this quarter. Growth in construction loans was solid this quarter as advances on existing projects continued, while growth in business loans resulted from several large new borrowers. Line of credit utilization was mostly in line with the prior quarter at approximately 36% of total approved lines of credit. The increase in consumer loans was mainly due to growth of $19.1 million in patient health care loans, coupled with growth in private banking loans. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $48.0 million, compared to $64.1 million in the prior quarter.

During the 4th quarter of 2017, total average available for sale investment securities decreased $221.1 million to $9.0 billion, at fair value. The decline in investment securities was mainly the result of lower average balances of asset-backed and municipal securities due to sales, paydowns and maturities of these securities that were not re-invested, offset by higher average balances of mortgage-backed securities. Purchases of securities this quarter totaled $669.8 million and were offset by sales, maturities and pay downs of $913.4 million. At December 31, 2017, the duration of the investment portfolio was 3.0 years, and maturities and pay downs of approximately $1.4 billion are expected to occur during the next 12 months.

Total average deposits decreased $86.6 million, or 1.7% (annualized), this quarter compared to the previous quarter. The decrease in average deposits resulted mainly from a decline in certificates of deposit (decrease of $229.7 million), money market (decrease of $35.7 million), and personal demand (decrease of $52.0 million). These declines were offset by growth in business demand (increase of $210.1 million), and interest checking (increase of $64.8 million) deposit accounts. Compared to the previous quarter, total average consumer and private banking deposits decreased $15.7 million and $69.6 million, respectively, while commercial deposits grew slightly. The average loans to deposits ratio was 68.2% in the current quarter and 67.0% in the prior quarter. The Company’s average borrowings totaled $1.7 billion, an increase of $65.0 million over the prior quarter’s balance, mostly due to higher customer repurchase agreement balances.

Net Interest Income
Net interest income (tax equivalent) in the 4th quarter of 2017 amounted to $197.9 million compared with $190.5 million in the previous quarter, an increase of $7.4 million. Net interest income (tax equivalent) for the current quarter increased $16.6 million, or 9.2%, compared to the 4th quarter of last year. During the current quarter, the net yield on earning assets (tax equivalent) was 3.29%, compared with 3.18% in the previous quarter and 3.03% in the same period last year. The increase in net interest income (tax equivalent) in the current quarter compared to the prior quarter was due mainly to growth in interest on loans, a slight decline in interest expense, and an increase in inflation income of $2.7 million on the Company’s treasury inflation-protected securities (TIPS). Excluding the effects of inflation income on both the current and prior quarters, the net interest margin would have increased 7 basis points.

Compared to the previous quarter, interest on loans (tax equivalent) increased $3.6 million, as a result of higher loan yields and average balances on most loan products. The average yield on the loan portfolio increased 5 basis points this quarter to 4.18%, compared to 4.13% in the previous quarter.

Interest on investment securities (tax equivalent) increased $3.2 million over the previous quarter, due to growth in inflation income mentioned above, but offset by lower average securities balances, especially in asset-backed and municipal securities. The adjustment for premium amortization expense on changing prepayment speeds for mortgage-backed securities increased interest income $655 thousand this quarter, due to a higher overall interest rate environment. Total inflation income on TIPS totaled $3.2 million in the current quarter and $447 thousand in the previous quarter. The yield on total investment securities was 2.59% in the current quarter compared to 2.39% in the prior quarter.

Interest costs on deposits remained low and totaled 24 basis points in the 4th quarter of 2017, unchanged from the prior quarter. Interest expense on deposits declined $124 thousand this quarter compared with the previous quarter due mainly to lower average balances of certificates of deposit. Borrowing costs increased $35 thousand this quarter mostly due to higher average rates paid on customer repurchase agreements. The overall rate paid on interest-bearing liabilities was .31%, the same as in the prior quarter.

Non-Interest Income
In the 4th quarter of 2017, total non-interest income amounted to $124.2 million, an increase of $4.7 million, or 4.0%, compared to the same period last year. Also, current quarter non-interest income increased $2.0 million compared to the prior quarter. The increase

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2017

in non-interest income over the same period last year was mainly due to growth in trust, bank card, deposit, and loan fee income, but was offset by lower swap and capital market fee income.

Total bank card fees in the current quarter increased $2.4 million, or 5.2%, over the same period last year and increased $3.2 million compared to the prior quarter. The increase over the same period last year was mainly the result of growth in corporate card fees of $3.1 million and higher debit and credit card fee income, but was offset by a decline in merchant fees of $1.0 million. As reported in prior quarters, the decline in merchant fees resulted from the loss of several large customers over the last twelve months. Total bank card fees this quarter were comprised of fees on corporate card ($24.9 million), debit card ($10.2 million), merchant ($5.9 million) and credit card ($6.7 million) transactions.

In the current quarter, trust fees increased $4.0 million, or 12.9%, over the same period last year, resulting mainly from growth in both private client and institutional trust fee income. Compared to the same period last year, deposit account fees increased $464 thousand, or 2.1%, due to growth in both deposit and overdraft fees, partially offset by lower corporate cash management fees.

During the 4th quarter of 2017, cash sweep fees grew 20.3% to $2.0 million compared to the same period last year, and loan fees and sales grew $516 thousand, or 20.0%, on increased sales of residential mortgages. Swap fee income, however, declined $2.0 million on lower origination volume and capital market fees declined $936 thousand on lower sales volumes, mainly to correspondent bank customers. Non-interest income comprised 39.5% of the Company’s total revenue this quarter.

Investment Securities Gains and Losses
The Company recorded net securities gains of $27.2 million this quarter, compared with net losses of $3.0 million last quarter and net gains of $3.7 million in the same period last year. Net securities gains in the current quarter resulted mainly from unrealized fair value gains of $2.2 million in the Company’s private equity investment portfolio, and a gain of $24.4 million related to the Company’s contribution of appreciated securities mentioned above. The Company also sold certain equity securities for a gain of $10.1 million this quarter, offset by sales of other investment securities at a loss of $9.7 million.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $213.7 million compared to $181.3 million in the same period last year. Excluding the effects of the contribution of appreciated securities to a related foundation and the one-time discretionary bonus, non-interest expense grew 2.3%, and was up slightly over the prior quarter. The increase over the same period last year was mainly due to higher costs for salaries and benefits and the contribution of appreciated securities (expense of $25.0 million this quarter), but was offset by lower operating costs such as occupancy, data processing, and other bank card network costs.

Compared to the 4th quarter of last year, salaries and benefits expense increased $7.1 million, or 6.5%. Salaries expense grew $6.3 million, mainly due to higher incentive compensation costs, including the discretionary bonus of $3.3 million mentioned above. Benefits expense totaled $16.0 million, reflecting an increase of 5.3% mainly due to higher medical costs. Growth in full-time salaries expense compared to the previous year resulted mainly from increased staffing costs in commercial and consumer, information technology and other supporting business units. Full-time equivalent employees totaled 4,800 and 4,784 at December 31, 2017 and 2016, respectively.

The decline in occupancy costs of 2.2% was mainly due to demolition costs for a branch facility in the 4th quarter of 2016, which did not recur in the current quarter. Data processing costs declined $297 thousand this quarter mainly due to lower bank card processing costs of $1.3 million offset by higher software costs. Other bank card network related costs (included in other non-interest expense) declined $1.0 million, but were offset by an increase in rewards expense of $416 thousand. The decline in total bank card related expense was mainly the result of a new vendor contract negotiated in the 3rd quarter of 2017. Compared to the same period last year, supplies and communication and marketing costs increased $473 thousand and $506 thousand, respectively. The $25.0 million donation of appreciated securities to a related foundation this quarter increased community service costs by $24.7 million, but resulted in a pre-tax loss of $638 thousand (due to a related offsetting securities gain) and tax benefits of $9.3 million. The Company has completed this donation strategy, contributing over $32 million in 2017, which will not be repeated in future years.

Income Taxes
The effective tax rate for the Company was 17.6% in the current quarter, 30.2% in the previous quarter, and 31.09% in the 4th quarter of 2016. Included in the current quarter were income tax benefits of $9.3 million related to the $25.0 million contribution of appreciated securities. In addition, an income tax benefit of $6.8 million was recorded, mainly to reflect the reduction in income tax rates on the Company’s deferred tax assets and liabilities as a result of the enactment of the new federal tax reform legislation in December 2017. The Company’s effective tax rate in 2018 is likely to be reduced to a range of 19-21% as a result of this new tax legislation.

Credit Quality
Net loan charge-offs in the 4th quarter of 2017 amounted to $11.0 million, compared to $10.7 million in the prior quarter and $9.0 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .32% in the current quarter, compared to .31% in the previous quarter and .27% in the 4th quarter of last year. During the 4th quarter of 2017, the Company recorded net loan charge-offs on commercial loans of $633 thousand, compared to net loan recoveries of $273 thousand in the prior quarter. Net loan charge-offs on personal banking loans totaled $10.3 million in the current quarter and $11.0 million in the previous quarter.

In the 4th quarter of 2017, annualized net loan charge-offs on average consumer credit card loans were 4.05%, compared to 4.09% in the previous quarter and 3.42% in the same period last year. Consumer loan net charge-offs were .41% of average consumer loans in the current quarter, .59% in the prior quarter and .49% in the same quarter last year. This quarter, the provision for loan losses exceeded net loan charge-offs by $1.7 million, and at December 31, 2017, the allowance totaled $159.5 million, or 1.14% of total loans.

At December 31, 2017, total non-performing assets amounted to $12.7 million, a decrease of $2.0 million from the previous quarter.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2017

Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($12.0 million and $681 thousand, respectively). At December 31, 2017, the balance of non-accrual loans, which represented .09% of loans outstanding, included business loans of $5.9 million, business real estate loans of $2.7 million, personal real estate loans of $2.5 million and consumer loans of $834 thousand. Loans more than 90 days past due and still accruing interest totaled $18.1 million at December 31, 2017.

Other
During the 4th quarter of 2017, the Company distributed a 5% stock dividend on its common stock. The Company paid a cash dividend of $.214 per common share and also paid an annualized 6% cash dividend on its preferred stock. The Company purchased 114,822 shares of treasury stock during the current quarter at an average price of $56.18.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.